EXHIBIT 10.1

PNCBANK

March 29, 2007

Media Sciences International, Inc.

8 Allerman Road

Oakland, NJ 07436

Attention: Michael Levin President

Dear Michael:

This proposal and Preliminary Term Sheet (as defined below) supersedes all prior proposals and Preliminary Term Sheets.

You have requested that PNC Bank, National Association (“PNC”) provide Media Sciences International Inc. and Media Sciences Inc. (collectively the “Company” and “Co-Borrowers”) with a $10,000,000 secured line of credit (the “Credit Facility”) to replace your current $3,000,000 line of credit with PNC, and a $1,000,000 secured equipment/lease line, (the “Lease/Term facility”) the proceeds of which will be used for the ongoing working capital needs of the Borrower and to finance equipment purchases and leases. The Lease/Term facility is described in a separate Proposal Letter that will be sent to you by PNC Equipment Finance.

PNC is pleased to present for preliminary discussion purposes only, a proposal to provide the Credit Facility for the purposes set forth above as more fully described in the attached Preliminary Memorandum of Terms and Conditions (the “Preliminary Term Sheet”).

This letter and the Preliminary Term Sheet merely constitute a statement of suggested terms for the Credit Facility, do not contain all matters upon which agreement must be reached in order for the transactions contemplated hereby to be consummated and, therefore, do not constitute a binding commitment or offer to lend with respect to these transactions. A binding commitment with respect to the Credit Facility will result only from execution and delivery by all of the parties of a commitment letter or a definitive agreement relating to the Credit Facility, and will be subject to the conditions contained therein. We may terminate discussions regarding the proposed Credit Facility at any time.

This letter and the Preliminary Term Sheet are delivered to the Company on the condition that they be kept confidential and not to be shown to, or discussed with, any third party, including any financial institution (other than on a confidential or need-to-know basis with the Company’s

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directors, officers, employees, counsel and other advisors, or as required by law) without PNC’s prior approval.

The Company hereby indemnifies and holds harmless PNC and each director, officer, employee, agent and affiliate thereof (each, an “Indemnified Person”), from and against any or all losses, claims, damages, expenses and liabilities incurred by any Indemnified Person that arise out of or relate to any investigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such Indemnified Person is a party thereto) relating to this letter, the Preliminary Term Sheet or the transactions contemplated hereby, including without limitation, the reasonable fees and disbursements of PNC’s inside and outside counsel but excluding any of the foregoing claimed by any Indemnified Person to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of court. PNC shall not be responsible or liable to the Company or any other person for any damages, consequential or otherwise, which may be incurred or alleged as a result of this letter, the Preliminary Term Sheet or any of the transactions contemplated hereby. The Company’s obligations under this paragraph shall survive any termination of this letter except that upon the execution of the definitive financing agreements the terms of such agreements shall supersede these provisions.

In order for PNC to proceed with the credit due diligence investigation, the Company hereby agrees to pay all costs and expenses incurred by PNC, including fees and expenses of PNC’s inside and outside counsel as well as the costs of providing PNC with such appraisals, financial reports and other documents as may be requested in connection with the credit and due diligence investigation of the Company. Because PNC will incur these expenses even if no commitment is issued or the Credit Facility is not consummated for any reason, this expense reimbursement agreement is unconditional.

The Company acknowledges that PNC may obtain, and by signing below the Company provides written authorization to PNC, in its sole discretion, to obtain customer, vendor and credit reference checks as well as tax liens, litigation and judgment searches, and background reports on the Company and certain key individuals associated with the Company (including without limitation personal credit profiles for one or more national credit bureaus). This authorization extends to obtaining a credit profile in considering this Credit Facility and any update, renewal or extension of such credit or additional credit and for reviewing or collecting the Credit Facility.

The Company, by signing below, represents that, to the best of its knowledge, all information prepared or furnished to PNC by the Company or any of its representatives concerning the Company or the transactions contemplated by this letter will be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The Company understands and acknowledges that PNC will be using and relying on all such information without independent verification.

We appreciate the opportunity to provide this proposal and look forward to working with you on successfully completing this transaction. To instruct us to proceed with the proposed credit and due diligence inquiry, please sign and return this letter to PNC by April 5, 2007, together with a deposit fee of $5,000. The deposit fee will be applied to the costs and expenses described above, if the Credit Facility is not consummated. If the Credit Facility is consummated, the deposit fee will be applied to PNC’s closing fee. If PNC does not issue a commitment for the Credit Facility, any

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portion of the deposit fee that is not used to reimburse PNC’s costs and expenses will be returned to the Company.

Sincerely,

PNC BANK, NATIONAL ASSOCIATION

By:________________________________

Stephen A. Jarossy
Vice President

The undersigned agrees to and accepts the authorization

to obtain credit reports and the expense reimbursement,

confidentiality and indemnification provisions set forth above:

MEDIA SCIENCES INTERNATIONAL, INC. (“Co-Borrower”)

By:________________________________

Name:______________________________

Title:_______________________________

MEDIA SCIENCES, INC. (“Co-Borrower”)

By:________________________________

Name:______________________________

Title:_______________________________

GUARANTORS:

CADAPULT GRAPHIC SYSTEMS, INC. (“Cadapult”)

By:________________________________

Name:______________________________

Title:_______________________________

This Preliminary Memorandum of Terms and Conditions is not a commitment or an offer to lend and does not create any obligation on the part of the Bank. The Bank will not be deemed to extend any commitment to the Borrower unless and until a formal commitment letter is issued. This outline is only a brief description of the principal terms of suggested facilities and is intended for discussion purposes only.

PRELIMINARY MEMORANDUM OF TERMS AND CONDITIONS FOR

MEDIA SCIENCES INTERNATIONAL, INC.

March 26, 2007

Borrower(s):	Media Sciences International, Inc. (“Co-Borrower”) Media Sciences, Inc. (“Co-Borrower”)

Lender:	PNC Bank, National Association (“Bank”)

Purpose:	Provide for general corporate and ongoing working capital purposes, and permitted acquisitions.

Credit Facility:	$10,000,000 Revolving Credit Line.

Amortization:	Available for borrowing, re-paying and re-borrowing until maturity,

Maturity:	3 Years from Closing.

Interest Rates:	PNC Prime Rate minus seventy-five (75) basis points (0.75%) fully fluctuating.

Interest will be calculated on the daily outstandings on a 360 day year for the actual number of days elapsed and will be due monthly in arrears.

Default Rate:	5 % over the effective interest rate.

Guarantor:

Irrevocable and unconditional guaranty and suretyship agreement for payment and performance of the Credit Facility by Cadapult Graphics Systems Inc. (“Cadapult”), and all future domestic subsidiaries. (such domestic subsidiaries are collectively, the “Guarantors”).

Collateral:	The Credit Facility will be secured by first priority perfected security interests in:

(a)

all of the Co-Borrower’s and each domestic Guarantor’s corporate assets, present and future and wherever located, including without limitation, accounts, securities entitlements, deposit accounts, instruments, documents, chattel paper, inventory, goods, machinery, equipment, furniture, fixtures, commercial tort claims, letter of credit rights, general intangibles, payment intangibles, software, licenses,

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trademarks, trade names, patents, copyrights and other assets and supporting obligations.

(b)	Sixty-five percent (65%) of the common stock or equivalent ownership interest of all current and future foreign subsidiaries and affiliates.

The Credit Facility will be cross-collateralized and cross-defaulted with all other present and future obligations of Co-Borrowers and Guarantors to Bank.

Closing Fee:	$25,000 due at closing less any balance of the deposit fee remaining.

Unused

Commitment

Fee:

One-eighth of one percent (0.125%) per annum on the unused portion of the Credit Facility. This fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable quarterly in arrears.

Prepayment

Fee:

One-half percent (0.50%) of the Credit Facility, which shall be payable by the Co-Borrowers to the Bank upon termination by the Co-Borrowers prior to the maturity of the Credit Facility. The Prepayment Fee will be waived if 60 days notice is provided to the Bank.

Expenses:

All expenses incurred by the Bank in reference to documenting and closing the Credit Facility, including accounting, appraisal, environmental, audit, searches, recording of DCC filings and other security interests, and reasonable legal fees (inside and outside), and any other expenses in reference to structuring, documenting, closing, monitoring or enforcing the Credit Facility shall be for the account of the Co-Borrowers and payable at closing and otherwise on demand.

Conditions

Precedent:	Including, but not limited to, the following, with all documents to be satisfactory in form and substance to the Bank:

(a)	No material adverse change in the condition, financial or otherwise, operations, properties, assets or prospects of any CoBorrower or the Guarantor.

(b)	No material threatened or pending litigation or material contingent obligations. Bank is aware of the existing Xerox litigation.

(c)	Execution of documentation.

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(d)	Delivery of legal opinions relating to each Co-Borrower, the Guarantor and the Credit Facility.

(e)	Evidence that all actions necessary or, in the opinion of the Bank, desirable, to perfect and protect the security interest of the Bank have been taken.

(f)	Satisfactory completion of a field audit of Co-Borrower’s books and records and operations, including but not limited to accounts receivable and inventory reports.

(g)	Delivery of Landlord’s waiver.

(h)	Delivery of evidence of legally binding hazard insurance, naming the Bank as lender loss payee.

(i)	Delivery of most recent fiscal year end and quarterly interim financial statement of the Co-Borrowers and Guarantor on both a consolidated and consolidating basis.

Reporting

Covenants:	(a)	Quarterly, unaudited (for the first three quarters only) consolidated and consolidating financial statements of the Co-Borrowers and the Guarantor delivered within 45 days of quarter end.

(b)	Annual audited consolidated (with unaudited consolidating) financial statements of the Co-Borrowers and the Guarantor delivered within 120 days of year end.

(c)

With each delivery of financial statements in accordance with paragraphs (a) and (b) above, a certificate of the Co-Borrower’s chief financial officer as to the Co-Borrower’s compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Co-Borrowers propose to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.

(d)	Accounts receivable aging, accounts payable aging, and inventory listing of the Co-Borrowers, in form acceptable to the Bank, on a quarterly basis, within forty-five (45) days after quarter end.

(e)	Warranty claim activity report, in form acceptable to the Bank, on a quarterly basis, within forty-five (45) days after quarter end.

Covenants:	Affirmative and negative covenants, including financial covenants, will be specified by the Bank for inclusion in the Loan Documents. Covenants

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are expected to include but may not be limited to (a) limitation on sale of assets; (b) limitation on additional indebtedness, liens and leases; (c) prohibition on change in business; (d) prohibition on change in either the Chief Executive Officer Michael W. Levin or Chief Financial Officer Kevan D. Bloomgren; (e) prohibition against distributions and dividends to shareholders; (f) limitation on loans and advances; (g) requirement that all borrowings by Media Sciences International Inc. be utilized as inter company advances to Media Sciences Inc. (h) prohibition on mergers and acquisitions provided, however, that acquisitions shall be permitted subject to the following (i) the Aggregate Purchase Price of acquisitions during the term of the Credit Facility shall not exceed $10,000,000; (ii) to the extent that the Aggregate Purchase Price of acquisition(s) during the term of the Credit Facility exceeds $5,000,000, the purchase price of such acquisitions shall be paid only with the net proceeds from the issuance of equity; (iii) the acquisition transaction shall be non-hostile in nature, (iv) the entity acquired shall have positive historical EBITDA, (v) pro forma compliance with financials covenants (to include all supporting schedules and calculations as deemed necessary by the Bank) shall be required; and (vi) the entity acquired shall be in a line of business similar to that of the Co-Borrowers.

Financial covenants, which shall be calculated on a consolidated basis for the Co-Borrowers, Guarantor, and all foreign subsidiaries, are expected to include but may not be limited to:

(a)	Will maintain as of the end of each fiscal quarter a ratio of Funded Debt to EBITDA (“Leverage Ratio”), measured on a rolling four quarter basis, of less than 2.25 to 1.00.

(b)	Will maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio, measured on a rolling four quarter basis, of not less than 1.25 to 1.00.

As used herein:

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations) that have been paid during the prior twelve (12) month period, 3:; shown on the consolidated financial statements of the Co-Borrowers, Guarantor and all other subsidiaries.

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization EBITDA shall include the historical audited EBITDA of entities acquired by the Co-Borrowers (or

Media Sciences, Inc.

unaudited if verified by a third party due diligence report satisfactory to the Bank). Proposed adjustments to the historical EBITDA of entities acquired shall be at the reasonable discretion of the Bank. EBITDA shall exclude the historical EBITDA of any divested entities.

“Fixed Charge Coverage Ratio” means (i) EBITDA, divided by (ii) the sum of Current Maturities plus net interest expense plus cash taxes paid plus Unfunded Capital Expenditures.

“Funded Debt” means all borrowed debt including senior borrowed debt, capital leases and subordinated debt.

“Unfunded Capital Expenditures” means the excess, if any, of actual capital expenditures over the combination of term financing and equity issued during a period, the proceeds of which were used to purchase such capital expenditures. In effect, this represents capital expenditures which were purchased with operating cash flow.

“Aggregate Purchase Price” represents the aggregate consideration paid or payable for an acquisition, including all debt assumed (except current trade obligations).

Documentation:

Loan Documents in form and substance satisfactory to the Bank must be executed and delivered containing representations, warranties, covenants, indemnities, conditions to lending, events of default and other provisions as are appropriate in the Bank’s opinion and specified by the Bank.

Governing Law:	New Jersey. Submission to New Jersey jurisdiction

Miscellaneous:	Waiver of jury trial.